Exhibit 4.04
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock of Cadence Design Systems, Inc. (“Cadence”) is based upon our restated certificate of incorporation (“Restated Certificate of Incorporation”), our amended and restated bylaws (“Amended and Restated Bylaws”) and applicable provisions of law. This description is qualified in its entirety by, and should be read in conjunction with, the Restated Certificate of Incorporation and the Amended and Restated Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

General

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 400,000 shares of preferred stock, par value $0.01 per share. We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, our common stock, which is listed on the Nasdaq Global Select Market under the symbol “CDNS.” All of the shares of preferred stock have been designated as Series A junior participating preferred stock (“Series A Preferred”), but there are no shares of Series A Preferred outstanding.

Common Stock

Dividends. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividend payments.

Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Cadence stockholders are not authorized by our Restated Certificate of Incorporation or our Amended and Restated Bylaws to cumulate votes for the election of directors. Directors are elected by a majority of the votes cast (except that in a contested election, directors are elected by a plurality of votes cast). A majority vote of the shares present or represented by proxy is generally required for Cadence stockholders to take action on all other matters, except as otherwise provided in our Restated Certificate of Incorporation or Amended and Restated Bylaws or as otherwise required by law.

Preemptive Rights, Conversion and Redemption. The common stock is not entitled to preemptive or conversion rights and is not subject to redemption or sinking fund provisions.

Liquidation, Dissolution and Winding-Up. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferences on preferred stock we may issue in the future.

Our common stock is subject and subordinate to the rights and preferences of any shares of Series A Preferred or other preferred stock that the board of directors may issue from time to time.

Anti-Takeover Provisions

Delaware Takeover Statute. We are governed by Section 203 of the Delaware General Corporation Law (“Section 203”), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:
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•before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers or which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates, owns, or within the three year period immediately prior to the business combination, beneficially owned 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Preferred Stock. Under our Restated Certificate of Incorporation, the board of directors has the power, without action by the stockholders, to designate and issue up to 400,000 shares of preferred stock in one or more series. All 400,000 shares of preferred stock are designated as Series A Preferred as of the date of the Annual Report on Form 10-K of which this exhibit is a part, but because no such shares are outstanding or reserved for issuance, the board of directors may reduce the number of shares of preferred stock designated as Series A Preferred to zero. Subject to the Delaware General Corporation Law, our board of directors may, as to any shares of preferred stock the terms of which have not then been designated:

•fix the rights, preferences, privileges and restrictions on these shares;
•fix the number of shares and designation of any series; and
•increase or decrease the number of shares of any series if not below the number of outstanding shares plus the number of shares reserved for issuance.

The board of directors has the power to issue shares of Series A Preferred with dividend, voting and liquidation rights superior to our common stock at a rate of 1,000-to-1 without further vote or action by the common stockholders. As a result, the issuance of Series A Preferred (or other preferred stock that the board of directors may designate and issue from time to time) may:

•delay, defer or prevent a change in control;
•adversely affect the voting and other rights of the holders of our common stock; and

•discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit increases in the market price of our shares that could result from actual or rumored takeover attempts.

Advance Notice Provisions. Our Amended and Restated Bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

Special Meeting Requirements. Our Amended and Restated Bylaws provide that special meetings of stockholders may be called at the request of (a) the board of directors, (b) the chairman of the board, (c) the chief executive officer, or (d) stockholders who own at least 15% of Cadence’s outstanding common stock for at least one year and satisfy the other requirements specified in our Amended and Restated Bylaws.

Cumulative Voting. Neither our Restated Certificate of Incorporation nor our Amended and Restated Bylaws provides for cumulative voting in the election of directors.

These provisions may deter a hostile takeover or delay a change in control or management of Cadence.

Proxy Access

Our Amended and Restated Bylaws provide that a stockholder or a group of up to 20 stockholders who have held at least 3% of our common stock for three years or more may nominate a director and have that nominee included in our proxy materials for our annual meeting of stockholders, provided that the stockholder and nominee satisfy the requirements specified in our Amended and Restated Bylaws.

Choice of Forum

Our Amended and Restated Bylaws provide that unless a majority of the board of directors consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Cadence, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Cadence to Cadence or our stockholders, (c) any action asserting a claim against Cadence or any of its directors, officers or other employees arising pursuant to any provision of the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Amended and Restated Bylaws, (d) any action asserting a claim against Cadence or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, or (e) any other action asserting an internal corporate claim, as defined in Section 115 of the Delaware General Corporation Law shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.
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